Exhibit 99.1

Chattem, Inc. Announces Fiscal 2009 and Fiscal Fourth Quarter Results

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--January 28, 2010--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced results for the year and fiscal fourth quarter ended November 30, 2009.

FISCAL YEAR 2009 FINANCIAL RESULTS

Total revenues for fiscal 2009 rose to $463.3 million, an increase of 1.9%, compared to total revenues of $454.9 million in fiscal 2008. Total domestic revenues, excluding $1.9 million of sales of Icy Hot Heat Therapy in fiscal 2008 prior to the product being recalled in the first quarter of fiscal 2008, increased $17.6 million, or 4.2%, in fiscal 2009 to $438.8 million, as compared to $421.2 million in the prior year period. Revenues of the international division decreased by $7.3 million, or 22.9%, in fiscal 2009. On a constant currency basis, international revenues in fiscal 2009 decreased $5.4 million, or 16.8%, compared to the prior year period.

Net income for the fiscal year decreased to $63.2 million, compared to $66.3 million for fiscal 2008, and earnings per share were $3.28, compared to $3.42 for fiscal 2008. Net income for fiscal 2009 included a loss on early extinguishment of debt, employee stock option expense and a non-cash impairment of indefinite-lived intangible assets related to certain of the Company’s brands within the dietary supplements category, which represented approximately 4% of fiscal 2009 total revenues. Net income for fiscal 2008 included a loss on early extinguishment of debt, employee stock option expense, non-recurring expenses related to the voluntary recall of Icy Hot Heat Therapy and a settlement for claims related to ingestion of Dexatrim products in 1998 through 2003. Adjusted to exclude these items, net income for fiscal 2009 was $94.1 million, compared to $82.2 million for fiscal 2008, and earnings per share rose 14.8% to $4.88 compared to $4.25 for fiscal 2008.

FOURTH QUARTER FINANCIAL RESULTS

Total revenues for the fourth quarter of fiscal 2009 were $110.2 million, compared to total revenues of $105.5 million in the prior year quarter, representing a 4.5% increase. Total domestic revenues increased $5.1 million, or 5.2%, in the fourth quarter of fiscal 2009 to $103.2 million, as compared to $98.1 million in the prior year period. Revenues of the international division decreased by $0.3 million, or 4.6%, in the fourth quarter of fiscal 2009. On a constant currency basis, international revenues for the fourth quarter of fiscal 2009 decreased $0.7 million, or 10.1%, compared to the prior year period.

For the fourth quarter of fiscal 2009, Chattem had a net loss of $4.1 million and a loss per share of $0.21, compared to net income of $16.7 million and earnings per share of $0.86 for the prior year quarter. Net loss for the fourth quarter of fiscal 2009 included a loss on early extinguishment of debt, employee stock option expense and a non-cash impairment of indefinite-lived intangible assets. Net income for the fourth quarter of fiscal 2008 included non-recurring expenses related to the first quarter of fiscal 2008 voluntary recall of Icy Hot Heat Therapy, legal expenses related to the settlement of claims related to ingestion of Dexatrim products in 1998 through 2003 and employee stock option expense. Adjusted to exclude these items, net income for the fourth quarter of fiscal 2009 was $22.5 million, compared to $18.2 million for the prior year quarter, and earnings per share rose 25.5% to $1.18, compared to $0.94 for the prior year quarter.

HIGHLIGHTS

  Gross margin was 69.8% for fiscal 2009, compared to 71.1% for fiscal 2008, and 70.4% for the fourth quarter of fiscal 2009, compared to 69.2% for the prior year quarter.
  Advertising and promotion expense (A&P) decreased by $12.4 million to $105.7 million, or 22.8% of total revenues, for fiscal 2009, compared to $118.1 million, or 26.0% of total revenues in fiscal 2008. A&P increased by $0.7 million to $27.3 million, or 24.7% as a percentage of total revenues for the fourth quarter of fiscal 2009.
  Selling, general and administrative expenses (SG&A) decreased to 13.0% of total revenues for fiscal 2009, compared to 13.7% for fiscal 2008 and decreased to 13.8% of total revenues for the fourth quarter of fiscal 2009, compared to 16.0% for the prior year quarter.
  For fiscal 2009, cash flows from operations increased 19.4% to $110.1 million, compared to $92.2 million for fiscal 2008. Free cash flow, defined as cash flows from operations less capital expenditures, was $103.1 million, up 17.8%, compared to $87.5 million for fiscal 2008. Total debt was reduced during fiscal 2009 by $68.5 million to $391.0 million as a result of the repayment of $22.5 million of senior bank debt, the issuance of 487,123 shares of common stock on December 4, 2008 in exchange for $28.7 million of 2% Convertible Senior Notes due 2013 and the repurchase of $17.3 million of 7.0% Senior Subordinated Notes in fiscal 2009 at an average premium 0.9% above par value. As of the date of this release, no amounts are outstanding under the Company’s $100.0 million revolving line-of-credit.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) adjusted to exclude the non-cash impairment of indefinite-lived intangible assets was $170.5 million, or 36.8% of total revenues, an increase of 10.5% for fiscal 2009, compared to EBITDA adjusted to exclude product recall expenses and the settlement related to Dexatrim products of $154.3 million, or 33.9% of total revenues, for fiscal 2008.
  As previously announced, Chattem has entered into a definitive agreement with sanofi-aventis pursuant to which, an indirect wholly-owned subsidiary of sanofi-aventis committed to make a cash tender offer for all of the outstanding shares of the Company’s common stock at $93.50 per share, net to the sellers in cash without interest, less any required withholding taxes. The tender offer commenced on January 11, 2010 and is scheduled to expire at 12:00 midnight, New York City time, on February 8, 2010, unless extended. Following the successful completion of the tender offer, the wholly-owned subsidiary of sanofi-aventis will merge with and into the Company with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of sanofi-aventis. At the effective time of the merger, each outstanding share not tendered in the tender offer (except for the shares of the Company’s common stock owned by the Company, sanofi-aventis or any sanofi-aventis subsidiary) will be cancelled and converted into the right to receive the same $93.50 per share net in cash paid in the tender offer. Chattem has previously filed a Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission containing additional information regarding the tender offer.

CONFERENCE CALL

The Company will not be conducting a conference call in connection with this earnings release.

NON-GAAP FINANCIAL MEASURES

In addition to presenting financial results in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, adjusted EBITDA and free cash flow. A reconciliation of adjusted net income and adjusted EBITDA to net income (loss) reported in accordance with GAAP for the fourth quarter and fiscal 2009 and 2008 periods is provided in the unaudited consolidated statements of income attached hereto. As discussed in this release, the Company defines free cash flow as cash flows from operations less capital expenditures. Cash flows from operations and capital expenditures reported in accordance with GAAP are presented in the unaudited financial statements attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company’s operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with U.S. GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the risk factors disclosed in the Company’s Annual Report on Form 10-K, as added or revised by the Company’s subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” The Company believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of these in light of new information or future events.

ABOUT CHATTEM, INC.

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company’s products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company’s portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10 and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland, Canada, Greece and Peru. For more information, please visit the Company’s website: www.chattem.com. For additional information please contact Robert Long, Vice President and Chief Financial Officer at 423-821-2037 ext. 3450.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended November 30,		For the Twelve Months Ended November 30,

	2009	2008	2009	2008

REVENUES	$110,249	$105,461	$463,342	$454,879

COSTS AND EXPENSES:
Cost of sales	32,615	32,493	139,768	131,620
Advertising and promotion	27,260	26,561	105,684	118,093
Selling, general and administrative	15,269	16,914	60,300	62,590
Impairment of indefinite-lived intangible assets	38,258	-	38,258	-
Litigation settlement	-	75	-	11,271
Product recall expenses	-	338	-	6,269
Total costs and expenses	113,402	76,381	344,010	329,843

INCOME (LOSS) FROM OPERATIONS	(3,153)	29,080	119,332	125,036

OTHER INCOME (EXPENSE):
Interest expense	(4,709)	(6,017)	(20,784)	(25,310)
Investment and other income, net	104	353	327	715
Loss on early extinguishment of debt	(470)	-	(1,571)	(526)
Total other income (expense)	(5,075)	(5,664)	(22,028)	(25,121)

INCOME (LOSS) BEFORE INCOME TAXES	(8,228)	23,416	97,304	99,915

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(4,175)	6,701	34,133	33,629

NET INCOME (LOSS)	$(4,053)	$16,715	$63,171	$66,286

DILUTED SHARES OUTSTANDING	19,003	19,460	19,281	19,364

NET INCOME (LOSS) PER COMMON SHARE (DILUTED)	$(0.21)	$0.86	$3.28	$3.42

NET INCOME (LOSS) (EXCLUDING DEBT EXTINGUISHMENT, STOCK OPTION EXPENSE, IMPAIRMENT, LITIGATION SETTLEMENT AND PRODUCT RECALL EXPENSES) PER COMMON SHARE (DILUTED):

Net income (loss)	$(4,053)	$16,715	$63,171	$66,286
Add:
Loss on early extinguishment of debt	470	-	1,571	526
Stock option expense	2,103	1,689	7,770	5,970
Impairment of indefinite-lived intangible assets	38,258	-	38,258	-
Litigation settlement	-	75	-	11,271
Product recall expenses	-	338	-	6,269
Provision for income taxes	(14,240)	(602)	(16,697)	(8,090)

Net income (excluding debt extinguishment, stock option expense, impairment, litigation settlement and product recall expenses)	$22,538	$18,215	$94,073	$82,232

Net income (excluding debt extinguishment, stock option expense, impairment, litigation settlement and product recall expenses) per common share (diluted)	$1.18	$0.94	$4.88	$4.25

EBITDA RECONCILIATION (ADJUSTED TO EXCLUDE IMPAIRMENT, LITIGATION SETTLEMENT AND PRODUCT RECALL EXPENSES):

Net income (loss)	$(4,053)	$16,715	$63,171	$66,286
Add:
Provision for (benefit from) income taxes	(4,175)	6,701	34,133	33,629
Interest expense, net (includes loss on early extinguishment of debt)	5,075	5,664	22,028	25,121
Depreciation and amortization (including stock option expense, less amounts included in interest)	3,465	3,101	12,930	11,705
EBITDA	$312	$32,181	$132,262	$136,741
Impairment of indefinite-lived intangible assets	38,258	-	38,258	-
Litigation settlement	-	75	-	11,271
Product recall expenses	-	338	-	6,269
EBITDA (adjusted to exclude impairment, litigation settlement and product recall expenses)	$38,570	$32,594	$170,520	$154,281

Depreciation & amortization (including stock option expense)	$4,099	$3,759	$15,437	$14,356
Capital expenditures	$3,314	$1,054	$6,937	$4,621

CASH FLOWS FROM OPERATIONS:	For the Twelve Months Ended November 30,

	2009	2008

Net income	$63,171	$66,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,667	8,386
Deferred income taxes	1,854	18,139
Tax benefit realized from stock options exercised	(311)	(3,709)
Stock option expense	7,770	5,970
Loss on early extinguishment of debt	1,571	526
Other, net	117	(1,463)
Impairment of indefinite-lived intangible assets	38,258	-
Changes in operating assets and liabilities:
Accounts receivable	(5,190)	(5,664)
Inventories	(7,804)	2,331
Prepaid expenses and other current assets	(43)	(391)
Accounts payable and accrued liabilities	2,990	1,747
Net cash provided by operating activities	$110,050	$92,158

FREE CASH FLOW RECONCILIATION:

Net cash provided by operating activities	$110,050	$92,158
Less: Capital expenditures	(6,937)	(4,621)
Free cash flow	$103,113	$87,537

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

CONTACT:
Chattem, Inc.
Robert Long
Vice President and Chief Financial Officer
423-821-2037 x3450